Exhibit 99.1

Contact: Marie Castro (858) 505-3399

News Release

REMEC Defense & Space To Be Acquired by

Chelton Microwave for $260 Million

SAN DIEGO, CA — December 20, 2004 — REMEC, Inc. (NASDAQ: REMC) today announced that it has entered into a definitive merger agreement through which Chelton Microwave Corporation will acquire REMEC’s Defense & Space subsidiary for approximately $260 million in cash. Chelton Microwave is a U.S. subsidiary of Chelton Ltd, a division of Cobham plc, a publicly traded, U.K. aerospace and defense company. REMEC Defense & Space employs over 1,000 people developing and producing advanced microwave products for defense and avionics applications in missile, radar, electronic warfare, communication, navigation and identification systems. All of the employees are expected to remain with the business, and operations will continue at the present facilities in San Diego. The company will continue to be known and operate as REMEC Defense & Space following the transaction.

Thomas Waechter, President and Chief Executive Officer of REMEC, said, “The divestiture of the Defense & Space business will provide significant value to REMEC shareholders. It is the Company’s intention, subject to business and legal requirements, to distribute a large portion of the sale proceeds directly to the shareholders shortly after the transaction is completed. This transaction permits executive management to focus on restoring the commercial wireless business to profitability, while continuing to evaluate strategic alternatives.”

Jack A. Giles, Executive Vice President of REMEC and President of REMEC Defense & Space, said, “We believe the combination with Chelton will provide our customers with a broader range of microwave and RF products, including a world class antenna offering. This capability will provide REMEC Defense & Space an opportunity for further integrated solutions for the benefit of our customers. We are excited about the future prospects of this business combination.”

The board of directors of REMEC unanimously approved the merger. The transaction is subject to the approval of REMEC’s shareholders, as well as customary closing conditions and certain regulatory approvals. REMEC and Chelton expect the closing to occur toward the end of the first quarter of calendar 2005.

Needham & Company, Inc. and Jefferies Quarterdeck, a division of Jefferies and Company, Inc., served as financial advisors to REMEC in this transaction.

Conference Call

REMEC will be conducting a conference call to discuss the proposed acquisition on Tuesday, December 21st, at 9:00 AM (EST). To participate on the conference call, within the U.S., please call (800) 361-0912, confirmation code 283194 and from outside the U.S., please call (913) 981-5559, confirmation code 283194, ten minutes prior to the scheduled start of the call. A rebroadcast of the call will be available for seven days at (888) 203-1112 domestically or (719) 457-0820 internationally, with the confirmation code 283194.

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s Web site at www.remec.com or call (858) 505-3713.

About Chelton Microwave

Founded in 1994, Chelton Microwave Corporation is a leading supplier of microwave components and subsystems and offers state-of-the-art design, manufacturing and test capabilities in multiple locations across the United States. As a subsidiary of a foreign corporation, Chelton Microwave operates under a Special Security Agreement (SSA) with the U.S. Department of Defense (DOD) and in conjunction with the Committee on Foreign Investment in the United States (CFIUS). As a result of the SSA, Chelton Microwave and its subsidiaries are cleared facilities.

Forward-looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties, including risks associated with closing the merger. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

Additional Information

REMEC plans to mail a Proxy Statement to the holders of its common stock containing information about the merger. Investors and security holders are urged to read the Proxy Statement carefully when it is available. The Proxy Statement will contain important information about REMEC, Chelton, the merger and related matters. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

REMEC, its directors, executive officers and certain members of management and employees may participate in the solicitation of proxies from REMEC’s shareholders in favor of the proposed merger. A description of any interests, by security holdings or otherwise, that the participants in the solicitation have in the merger will be available in the Proxy Statement.

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